EXHIBIT 3.3
ARTICLES OF ORGANIZATION
OF
SPHERIS OPERATIONS LLC
     The undersigned, acting as the sole organizer of a limited liability company under the Tennessee Revised Limited Liability Company Act (the “Act”), Section 48-249-101, et seq., does hereby adopt the following Articles of Organization for such limited liability company:
ARTICLE 1
     The name of the limited liability company is Spheris Operations LLC.
ARTICLE 2
     The name of the initial registered agent of the limited liability company is National Registered Agents, Inc. and the address of such initial registered agent is 1900 Church Street, Suite 400, Nashville, Tennessee 37203, located in Davidson County.
ARTICLE 3
     The address of the limited liability company’s principal executive office is 720 Cool Springs Boulevard, Suite 200, Franklin, Tennessee 37067, located in Davidson County.
ARTICLE 4
     The limited liability company shall be member-managed as such term is defined in the Act.
ARTICLE 5
     At the date and time of the filing of these Articles of Organization with the Secretary of State, there are not more than six (6) members of the limited liability company.
ARTICLE 6
     Section 48-249-503(b)(2) of the Act shall NOT apply to the limited liability company regardless of whether the limited liability company falls within the definition of a “family LLC’ under Section 48-249-102(9) of the Act.

ARTICLE 7
     These Articles of Organization shall be effective on July 1, 2006.
     IN WITNESS WHEREOF, these Articles of Organization have been executed on this 28th day of June, 2006, by the undersigned.

Spheris Inc., Sole Member

By:	/s/ Gregory T. Stevens

Name:	Gregory T. Stevens
Title:	Secretary, Chief Administrative Officer and General Counsel